Exhibit 99.2

Virtu Announces Upsizing and Pricing of its Secondary Offering

NEW YORK, May 14, 2019 (GLOBE NEWSWIRE) — Virtu Financial, Inc. (“Virtu”) (Nasdaq:VIRT), a technology enabled global market maker and provider of innovative, transparent trading solutions and integrated workflow products, announced today the pricing of the previously announced underwritten secondary offering of its Class A common stock.  The size of the secondary offering was increased from 7,000,000 shares to 9,000,000 shares of Virtu’s Class A common stock.

The offering includes 9,000,000 shares of Class A common stock sold by Virtu, the net proceeds of which will be used to purchase an equivalent number of common interest units in Virtu Financial LLC and corresponding shares of Class D common stock from TJMT Holdings LLC (“TJMT”), an affiliate of Mr. Vincent Viola, our Founder and Chairman Emeritus. Following the closing of the transactions, TJMT will remain Virtu’s largest stockholder, and will continue to own over 60 million common interest units in Virtu Financial LLC and corresponding shares of Class D common stock, representing an economic interest of approximately 31% in Virtu Financial LLC.  Virtu will retain no net proceeds from the offering.

Morgan Stanley and Sandler O’Neill + Partners, L.P. are acting as the joint book-running managers and underwriters for the offering, and may offer the shares of Class A common stock purchased by them from time to time in one or more transactions on The NASDAQ Stock Market LLC, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

An effective registration statement relating to such shares of Class A common stock has been filed with the Securities and Exchange Commission. A copy of the preliminary prospectus supplement relating to the offering was filed on May 14, 2019 and may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov and a copy of the final prospectus supplement relating to the offering will be filed on EDGAR when available. Alternatively, Virtu, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Morgan Stanley; Attn: Prospectus Department; 180 Varick St, 2nd Floor; New York, NY 10014 or Sandler O’Neill + Partners, L.P.; Attn: Syndicate Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020; (866) 805-4128; syndicate@sandleroneill.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to Virtu’s operations and business environment, market conditions and other factors, some of which are difficult to predict and many of which are beyond Virtu’s control.

About Virtu Financial, Inc.:

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity in over 25,000 securities, at over 235 venues, in 36 countries worldwide that helps to create more efficient markets. We leverage our market structure expertise and scaled, multi-asset technology infrastructure to provide a complete suite of client solutions, including transparent agency execution and broker-neutral offering.

Contact:

Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

Media Relations

media@virtu.com